IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 22, 2013 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the third quarter of 2013 increased 7.2% to $338.3 million, from $315.5 million for the third quarter of 2012. Organic revenue growth[1] was 7.4% in the third quarter of 2013 versus the same period of the prior year. Earnings per diluted share ("EPS") for the quarter ended September 30, 2013 increased 13% to $0.86, compared to $0.76 for the same period in the prior year.

(Logo: http://photos.prnewswire.com/prnh/20110602/NE13041LOGO )

"For the quarter, I am pleased with the Company's 7.4% organic revenue growth, driven by the Companion Animal Group's 8.7% organic growth. This performance represents a significant improvement from first half organic growth of 4.4% for the total Company and 5.3% for the Companion Animal Group, respectively," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"The third quarter saw the first full quarter of the sales transformation of our North American diagnostic sales professionals to a new, customer centric, sales role. In all, our sales professionals performed well against their diagnostic sales goals. While unit instrument placements were a little short of our expectation, the quality of placements was outstanding, supporting continued strong instrument consumable growth. We are encouraged that the one fifth of the regions that were in the new sales model for the second full quarter achieved instrument placements that were almost 20% higher than the prior year's third quarter. Further, we saw in the third quarter that more frequent sales representative visits resulted in both stronger loyalty and additional testing from our reference lab customers," Ayers added.

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the third quarter of 2013 were $283.8 million compared to $262.4 million for the third quarter of 2012. Organic revenue growth of 8.7% was due to balanced performance across all annuity portions of CAG, including reference laboratory diagnostic and consulting services, VetLab® consumables and Rapid Assay products. The revenue increase in reference laboratory diagnostic and consulting services was largely the result of higher sales volumes driven by the acquisition of new customers, increased testing volumes from existing customers, improved customer retention, and, to a lesser extent, price increases. The revenue increase in VetLab consumables was primarily the result of higher sales volumes of consumables used with our Catalyst Dx® instruments due to the quality of our placements and our increasing installed base of instruments. Changes in foreign currency exchange rates reduced revenue growth by 0.9%, which was partly offset by revenue from acquisitions.

Water. Water revenues for the third quarter of 2013 were $23.2 million compared to $22.2 million for the third quarter of 2012. Organic revenue growth of 5.3% was due primarily to higher sales of our Colilert® products and increased sales volumes of our Filta-Max® products, driven by new account acquisitions. Changes in foreign currency exchange rates reduced revenue growth by 0.7%.

Livestock, Poultry and Dairy. Livestock, Poultry and Dairy ("LPD") revenues for the third quarter of 2013 were $25.1 million compared to $24.7 million for the third quarter of 2012. Revenue from the acquisition of a Brazilian distributor and changes in foreign currency exchange rates contributed 2.8% and 1.1%, respectively, to revenue growth. The 2.1% decline in organic revenue was due primarily to lower sales volumes of Bovine Spongiform Encephalopathy ("BSE") tests resulting from changes in European Union testing requirements, partly offset by higher sales volumes of certain swine tests.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2013 increased $15.1 million, or 8.9%, to $185.8 million from $170.6 million for the third quarter of 2012. As a percentage of total revenue, gross profit increased to 54.9% from 54.1%. The increase in the gross profit percentage was due primarily to price increases for our reference laboratory diagnostic and consulting services and a combination of higher relative sales of higher margin VetLab consumables and lower relative sales of lower margin VetLab instruments.

Selling, general and administrative ("SG&A") expense for the third quarter of 2013 was $98.7 million, or 29.2% of revenue, compared to $87.4 million, or 27.7% of revenue, for the third quarter of 2012. The increase in SG&A expense was due primarily to higher personnel-related costs associated with expanding and transitioning our sales force that previously represented either in-house or reference laboratory diagnostics to diagnostic consultants who now represent all CAG diagnostic modalities. Research and development ("R&D") expense for the third quarter of 2013 was $21.6 million, or 6.4% of revenue, compared to $20.3 million, or 6.5% of revenue for the third quarter of 2012. The increase in R&D expense resulted primarily from increased personnel-related costs and higher external consulting and development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2013.

Outlook for 2013 and 2014

The Company provides the following updated guidance for 2013 and preliminary guidance for 2014.

2013

  Organic revenue growth in the fourth quarter is expected to be 8.0% to 8.4%, resulting in full year revenue of approximately $1.370 billion to $1.372 billion.
  Diluted earnings per share for the full year are expected to be in the range of $3.44 to $3.48 per fully diluted share compared to our previous guidance range of $3.42 to $3.48 per fully diluted share.
  Free cash flow[2] for the full year is expected to be approximately 95% to 100% of net income, consistent with our previous guidance.
  Capital expenditures for the full year are expected to be approximately $90 million.

2014

  Revenues for the full year are expected to be in the range of $1.48 billion to $1.50 billion, which represents reported revenue growth of 8% to 9% and organic revenue growth of 7% to 8% compared to projected revenue for 2013.
  Diluted earnings per share for the full year are expected to be in the range of $3.76 to $3.86 per fully diluted share.

The above guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.35, the British pound at $1.60, the Canadian dollar at $0.97, the Australian dollar at $0.94 and the Japanese Yen at ¥ 97 to the U.S. dollar for the balance of 2013 and 2014. For 2013, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $5.0 million and operating profit by approximately $0.8 million on an annual basis. For 2014, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $5.0 million and operating profit by approximately $1.0 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations in both years.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0820 or 1-877-777-1968 and reference confirmation code 305268. An audio replay will be available through October 29, 2013 by dialing 1-320-365-3844 and referencing replay code 305268.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs approximately 5,500 people and offers products to customers in over 175 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of a change in the status of one of the Company's distributors on the Company's results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013,in the section captioned "Risk Factors."

[1] Organic revenue is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the third quarter of 2013 excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 0.7% and revenue from business acquisitions, which contributed 0.5% to revenue growth. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

[2] Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation below for our calculation of free cash flow for the nine months ended September 30, 2013 and 2012. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2013	2012	2013	2012
Revenue:	Revenue	$ 338,297	$ 315,475	$ 1,022,985	$ 973,800
Expenses and
Income:	Cost of revenue	152,514	144,840	455,532	443,702
	Gross profit	185,783	170,635	567,453	530,098
	Sales and marketing	60,079	52,067	179,641	164,238
	General and administrative	38,651	35,307	116,871	105,760
	Research and development	21,568	20,349	65,507	60,964
	Income from operations	65,485	62,912	205,434	199,136
	Interest expense, net	1,007	400	2,132	1,603
	Income before provision for income taxes	64,478	62,512	203,302	197,533
	Provision for income taxes	18,786	19,639	58,745	62,606
Net Income:	Net income	45,692	42,873	144,557	134,927
	Less: Noncontrolling interest in subsidiary's
	earnings	4	20	15	14
	Net income attributable to stockholders	$ 45,688	$ 42,853	$ 144,542	$ 134,913
	Earnings per share: Basic	$ 0.87	$ 0.78	$ 2.70	$ 2.45
	Earnings per share: Diluted	$ 0.86	$ 0.76	$ 2.66	$ 2.40
	Shares outstanding: Basic	52,450	54,938	53,562	55,074
	Shares outstanding: Diluted	53,242	56,088	54,391	56,270

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2013	2012	2013	2012
Operating	Gross profit	54.9%	54.1%	55.5%	54.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.2%	27.7%	29.0%	27.7%
revenue):	Research and development expense	6.4%	6.5%	6.4%	6.3%
	Income from operations(1)	19.4%	19.9%	20.0%	20.4%

International	International revenue (in thousands)	$ 137,889	$ 129,139	$ 420,653	$ 397,373
Revenue:	International revenue as percentage of
	total revenue	40.7%	40.9%	41.1%	40.8%

(1)Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 283,843		$ 262,357
	Water	23,247		22,223
	LPD	25,131		24,696
	Other	6,076		6,199
	Total	$ 338,297		$ 315,475

Gross Profit:	CAG	$ 152,359	53.7%	$ 138,558	52.8%
	Water	15,598	67.1%	14,489	65.2%
	LPD	13,140	52.3%	14,632	59.2%
	Other	2,978	49.0%	2,575	41.5%
	Unallocated Amounts	1,708	N/A	381	N/A
	Total	$ 185,783	54.9%	$ 170,635	54.1%

Income from
Operations:	CAG	$ 52,711	18.6%	$ 50,651	19.3%
	Water	10,414	44.8%	10,128	45.6%
	LPD	1,125	4.5%	3,873	15.7%
	Other	612	10.1%	(488)	(7.9%)
	Unallocated Amounts	623	N/A	(1,252)	N/A
	Total	$ 65,485	19.4%	$ 62,912	19.9%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 856,617		$ 808,724
	Water	66,297		63,788
	LPD	81,448		82,413
	Other	18,623		18,875
	Total	$ 1,022,985		$ 973,800

Gross Profit:	CAG	$ 464,301	54.2%	$ 425,867	52.7%
	Water	44,136	66.6%	42,250	66.2%
	LPD	44,270	54.4%	49,801	60.4%
	Other	9,235	49.6%	8,151	43.2%
	Unallocated Amounts	5,511	N/A	4,029	N/A
	Total	$ 567,453	55.5%	$ 530,098	54.4%

Income from
Operations:	CAG	$ 167,377	19.5%	$ 157,337	19.5%
	Water	28,682	43.3%	28,619	44.9%
	LPD	9,176	11.3%	15,563	18.9%
	Other	1,888	10.1%	(314)	(1.7%)
	Unallocated Amounts	(1,689)	N/A	(2,069)	N/A
	Total	$ 205,434	20.1%	$ 199,136	20.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG	$283,843	$262,357	$21,486	8.2%	(0.9%)	0.4%	8.7%
Water	23,247	22,223	1,024	4.6%	(0.7%)	-	5.3%
LPD	25,131	24,696	435	1.8%	1.1%	2.8%	(2.1%)
Other	6,076	6,199	(123)	(2.0%)	0.3%	-	(2.3%)
Total	$338,297	$315,475	$22,822	7.2%	(0.7%)	0.5%	7.4%

Net CAG Revenue	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

VetLab® instruments	$19,085	$21,730	$(2,645)	(12.2%)	(2.0%)	-	(10.2%)
VetLab consumables	75,813	67,703	8,110	12.0%	(0.7%)	-	12.7%
VetLab service and accessories	13,047	11,892	1,155	9.7%	(2.6%)	-	12.3%
Rapid assay products	43,042	39,315	3,727	9.5%	(0.5%)	-	10.0%
Reference laboratory diagnostic and consulting services	110,291	101,449	8,842	8.7%	(0.9%)	0.3%	9.3%
Customer information management and digital imaging systems	22,565	20,268	2,297	11.3%	(0.4%)	3.1%	8.6%
Net CAG revenue	$283,843	$262,357	$21,486	8.2%	(0.9%)	0.4%	8.7%

(1)The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended September 30, 2013.

(2)The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the three months ended September 30, 2013 compared to the three months ended September 30, 2012 attributed to acquisitions subsequent to June 30, 2012.

(3)Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the three months ended September 30, 2013 compared to the three months ended September 30, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG	$856,617	$808,724	$47,893	5.9%	(0.8%)	0.3%	6.4%
Water	66,297	63,788	2,509	3.9%	(0.6%)	-	4.5%
LPD	81,448	82,413	(965)	(1.2%)	0.1%	0.8%	(2.1%)
Other	18,623	18,875	(252)	(1.3%)	0.1%	-	(1.4%)
Total	$1,022,985	$973,800	$49,185	5.1%	(0.7%)	0.4%	5.4%

Net CAG Revenue	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

VetLab® instruments	$55,622	$65,553	$(9,931)	(15.1%)	(1.1%)	-	(14.0%)
VetLab consumables	229,805	206,398	23,407	11.3%	(0.8%)	-	12.1%
VetLab service and accessories	38,225	35,614	2,611	7.3%	(2.8%)	-	10.1%
Rapid assay products	133,182	128,556	4,626	3.6%	(0.7%)	-	4.3%
Reference laboratory diagnostic and consulting services	333,857	309,696	24,161	7.8%	(0.7%)	0.2%	8.3%
Customer information management and digital imaging systems	65,926	62,907	3,019	4.8%	(0.2%)	3.2%	1.8%
Net CAG revenue	$856,617	$808,724	$47,893	5.9%	(0.8%)	0.3%	6.4%

(1)The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the nine months ended September 30, 2013.

(2)The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 attributed to acquisitions subsequent to December 31, 2011.

(3)Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					September 30,	December 31,
					2013	2012
Assets:		Current Assets:
		Cash and cash equivalents			$ 264,811	$ 223,986
		Accounts receivable, net			151,568	138,324
		Inventories			145,987	140,946
		Other current assets			62,857	66,281
		Total current assets			625,223	569,537
		Property and equipment, net			274,158	245,177
		Other long-term assets, net			295,857	288,888
		Total assets			$ 1,195,238	$ 1,103,602
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 38,131	$ 35,288
		Accrued liabilities			134,161	137,746
		Debt			398,219	213,107
		Deferred revenue			22,441	20,192
		Total current liabilities			592,952	406,333
		Long-term debt, net of current portion			624	1,394
		Other long-term liabilities			66,767	59,618
		Total long-term liabilities			67,391	61,012

	Total stockholders' equity				534,846	636,223
	Noncontrolling interest				49	34
	Total equity				534,895	636,257
	Total liabilities and stockholders' equity				$ 1,195,238	$ 1,103,602

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2013	2013	2013	2012	2012
Selected
Balance Sheet	Days sales outstanding(1)	41.9	41.2	40.8	39.9	41.7
Information:	Inventory turns (2)	1.7	1.7	1.7	1.8	1.7

(1)Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2)Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2013	2012
Operating:	Cash Flows from Operating Activities:
	Net income	$ 144,557	$ 134,927
	Non-cash charges	54,083	49,520
	Changes in assets and liabilities	(11,473)	(20,777)
	Tax benefit from share-based compensation arrangements	(7,438)	(10,182)
	Net cash provided by operating activities	179,729	153,488
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(60,607)	(43,230)
	Proceeds from disposition of pharmaceutical product lines	3,500	3,000
	Proceeds from sale of property and equipment	-	45
	Acquisition of intangible assets	(1,024)	(900)
	Acquisition of a business, net of cash acquired	(10,101)	-
	Net cash used by investing activities	(68,232)	(41,085)
Financing:	Cash Flows from Financing Activities:
	Borrowings (repayment) on revolving credit facilities, net	185,200	(11,000)
	Payment of notes payable	(858)	(682)
	Repurchases of common stock	(282,910)	(91,152)
	Proceeds from the exercise of stock options and employee stock purchase plans	21,734	17,156
	Tax benefit from share-based compensation arrangements	7,438	10,182
	Net cash used by financing activities	(69,396)	(75,496)
	Net effect of changes in exchange rates on cash	(1,276)	639
	Net increase in cash and cash equivalents	40,825	37,546
	Cash and cash equivalents, beginning of period	223,986	183,895
	Cash and cash equivalents, end of period	$ 264,811	$ 221,411

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow(1)
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2013	2012
Free Cash
Flow:	Net cash provided by operating activities	$ 179,729	$ 153,488
	Royalty prepayment to obtain exclusive patent rights	-	6,250
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	7,438	10,182
	Purchases of property and equipment	(60,607)	(43,230)
	Free cash flow	126,560	$ 126,690

(1) Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Share repurchases during the period	802	387	3,187	1,089
Average price paid per share	$ 95.52	$ 93.75	$ 90.14	$ 87.80

Shares remaining under repurchase authorization as of September 30, 2013 totaled 3,774,285.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.